Exhibit 5.1

[Letterhead of Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.]

June 23, 2017

Re: Verizon Communications Inc. Registration Statement

on Form S-4 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (File No. 333-218484)(the “Registration Statement”), which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers shares of Common Stock, par value $.10 per share, of the Company (the “Shares”), which may be issued to the shareholders of Straight Path Communications Inc., a Delaware corporation (“Straight Path”), in connection with the acquisition by the Company of Straight Path, as contemplated by the Agreement and Plan of Merger, dated May 11, 2017 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Straight Path and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company.

I, or attorneys under my direction, have reviewed the Registration Statement, the Merger Agreement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that the Shares to be issued by the Company pursuant to the Merger Agreement have been duly authorized, and that, when the Registration Statement has become effective under the Securities Act and the Shares have been issued and delivered in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ William L. Horton, Jr.